UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 08, 2026

Genesco Inc.

(Exact name of Registrant as Specified in Its Charter)

Tennessee	1-3083	62-0211340
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

535 Marriott Drive
Nashville, Tennessee		37214
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s Telephone Number, Including Area Code: 615 367-7000

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $1.00 par value	GCO	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.

The information set forth in Item 5.02 of this Current Report on Form 8-K is incorporated by reference into this Item 1.01.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On April 7, 2026, the board of directors (the “Board”) of Genesco Inc. (the “Company”), upon the recommendation of the Compensation Committee of the Board (the “Committee”), adopted the Genesco Inc. Short-Term Incentive Plan (the “STIP”) which replaces the Company’s Fourth Amended and Restated EVA Plan. The STIP provides for incentive awards to be granted based upon the achievement of financial metrics, operational metrics, strategic performance metrics, goals or objectives established by the Committee. Participants in the STIP (i) are selected annually by the Committee upon the recommendation of the Company’s Chief Executive Officer and (ii) include eligible employees of the Company, including the Company’s named executive officers. The STIP is effective for the Company’s 2027 fiscal year and will remain in effect in accordance with its terms unless amended or terminated by the Board.

Awards under the STIP are payable in annual cash payments, subject to the terms and conditions of the STIP and the discretion of the Committee. The Committee has full authority to (i) administer the STIP, including the power to construe and interpret the STIP, (ii) prescribe rules relating to the STIP, and (iii) make all determinations necessary or advisable in administering the STIP. The Committee may delegate administrative duties regarding the STIP, but may not delegate authority with respect to decisions regarding participant eligibility or the amount, timing, or other material terms of awards.

The Committee establishes a target award opportunity (the “Target Award”) for each participant, which may be expressed as a percentage of base salary or as a fixed dollar amount, as set forth in an applicable award schedule. Prior to April 30 of each plan year (or such other date as the Committee may determine), the Committee approves for each Business Unit and the Corporate Business Unit (each as defined in the STIP) (i) target performance goals based on one or more performance criteria, and (ii) a range of multiples, not to exceed three times a participant’s Target Award, to be applied based on actual performance. Performance criteria are determined in the sole discretion of the Committee and may include qualitative or quantitative measures, including but not limited to net earnings, earnings per share, revenue, gross profit, operating income, return measures, cash flow measures, operating margins, share price, expense targets, economic value added, customer satisfaction, and other measures. In addition, each participant and such participant’s supervisor (or, in the case of the Company’s Chief Executive Officer, the Committee) agree on individual strategic performance objectives applicable to the participant for the plan year.

Unless the Committee specifies an alternative formula, a participant’s declared bonus for a performance period is calculated as follows: (i) 75% of the participant's Target Award, multiplied by the applicable Business Unit Multiple or Corporate Multiple (as applicable); plus (ii) 25% of the participant's Target Award, multiplied by the applicable Business Unit Multiple or Corporate Multiple (as applicable), multiplied by the participant’s Performance Plan Percentage (as defined in the STIP). The Committee retains sole and absolute discretion to reduce (but not increase) any declared bonus. Awards are paid in cash as soon as practicable after the amount has been determined, but in no event later than the 15th day of the third month following the plan year to which the award relates.

Subject to certain exceptions, only participants who are full-time, active employees on the last day of a performance period and who have been employed for at least 120 days during the period are eligible to receive an award. Awards under the STIP are subject to reduction, cancellation, forfeiture, or recoupment upon the occurrence of certain specified events. Any participant whose performance is found to be unsatisfactory or who has materially violated certain of the Company’s policies is ineligible for an award for the applicable plan year. In addition, awards are subject to mandatory repayment to the extent the participant is or becomes subject to any clawback or recoupment policy adopted by the Company or applicable laws or rules imposing mandatory recoupment.

The foregoing summary of the STIP does not purport to be complete and is subject to and qualified in its entirety by reference to the full text of the STIP, a copy of which is attached hereto as Exhibit 10.1 and is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit	Description
10.1	Genesco Inc. Short Term Incentive Plan, effective April 7, 2026
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Genesco Inc.

Date:	April 8, 2026	By:	/s/ Scott E. Becker
Scott E. Becker Senior Vice President, Corporate Secretary and General Counsel